23.1 CONSENT OF PRICEWATERHOUSE COOPERS LLP
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-107017, 333-108354, 333-131721, 333-147823) of Avatech Solutions, Inc. of our report dated February 28, 2010, except for the earnings per share information in Note 15, the disclosure of segment information in Note 20, and the disclosure regarding the Company’s ability to continue as a going concern discussed in Note 1, as to which the date is November 1, 2010, relating to the financial statements of Rand Worldwide, Inc., which appears in the Current Report on Form 8-K of Avatech Solutions, Inc. dated November 1, 2010.
/s/ PricewaterhouseCoopers LLP
Boston, MA
November 1, 2010